Exhibit 23.1

[Letterhead of Deloitte & Touche LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 13, 2013, relating to the consolidated financial statements of Provident Financial Holdings, Inc. and subsidiary (the “Corporation”) and the effectiveness of the Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Corporation for the year ended June 30, 2013, which is incorporated by reference in this Registration Statement.

/s/Deloitte & Touche LLP

Costa Mesa, California
December 6, 2013